Exhibit 10.78

March 28, 2025

Robert E. Mellor

Chairman of the Board

Monro, Inc.

295 Woodcliff Drive, Suite 202
Fairport, New York 14450
United States

Re:Agreement for Interim Management Services

This letter, together with the attached Schedule(s) and General Terms and Conditions, sets forth the agreement (“Agreement”) between AP Services, LLC (“APS”), and Monro, Inc. (the “Company”) for the engagement of APS to provide interim management services to the Company.

The Company and APS are each a “Party,” and together the “Parties.”

The engagement of APS, including any APS employees who serve in Executive Officer positions, shall be under the supervision of the Board of Directors of the Company.

Services

Subject to:

•	Receipt of a copy of the signed Board of Directors’ resolution (or similar document as required by the Company's governance documents) as official confirmation of the appointment; and
•	Confirmation that the Company has a Directors and Officers Liability insurance policy in accordance with the General Terms and Conditions regarding Directors and Officers Liability Insurance coverage;

APS will provide Peter Fitzsimmons to serve as the Company’s Chief Executive Officer ("CEO"), reporting to the Company’s Board of Directors. Mr. Fitzsimmons will be supported by a team of APS resources in the diagnostic and implementation phases, as mutually agreed with the Company’s Board of Directors. In addition to the ordinary course responsibilities of CEO, Peter Fitzsimmons and APS will work collaboratively with the senior management team, the Board of Directors, other AlixPartners professionals, and other Company professionals to assist the Company with the following:

•	Assist the Company and the Board of Directors with developing and implementing performance improvement and value creation initiatives
•	Assist the Company and the Board of Directors with evaluating various potential strategic alternatives
•	Identify and implement cash generating initiatives to enhance the Company's ability to meet lender covenant obligations.
•	Assist the Company with its communications and/or negotiations with outside parties including the Company’s stakeholders, banks and potential acquirers of Company assets.
•	Assist the Company with such other matters as may be requested that fall within APS’s expertise and are mutually agreeable.

AP Services, LLC | 125 High Street | 18th Floor | Boston, MA 02110 | 617.742.4400 | alixpartners.com

Monro, Inc.

Staffing

Peter Fitzsimmons will be responsible for the engagement, supported by the APS personnel necessary to complete the services provided under the Agreement.  APS anticipates that Mr. Fitzsimmons will be supported by at least one additional resource during this matter.  In addition, APS and its Affiliates have relationships with, and may periodically use, independent contractors with specialized skills and abilities to assist in this engagement.

We will periodically review the staffing levels to determine the proper mix for this assignment. We will only use the necessary staff required to complete the requested or planned tasks.

Timing and Fees

APS will commence this engagement on or about March 28, 2025 after receipt of a copy of the executed Agreement and confirmation of the Company’s compliance with the requirements set forth in the first paragraph of the Services section above, and accompanied by the retainer, as set forth in Schedule 1.

The Company shall compensate APS for its services, and reimburse APS for expenses, as set forth on Schedule 1.

* * *

By signing below, the Company acknowledges the engagement of APS subject to the terms of the Agreement.

Sincerely yours, /s/ Peter Fitzsimmons
Peter Fitzsimmons
Partner & Managing Director

For and on behalf of AP Services, LLC

Agreement and acceptance confirmed

By: /s/ Robert E. Mellor
Its: Chairman of the Board
Dated: 3/30/3025
For and on behalf of Monro, Inc.

Schedule 1

Fees and Expenses

1.

Fees: APS agrees to professional fees of USD 250,000 per month for the engagement for Mr. Fitzsimmons services, plus the standard hourly rates for any incremental resources, subject to the scope, assumptions and personnel requirements herein remaining unchanged (the “Engagement Fee”). If changes occur with respect to such scope, assumptions and/or personnel requirements, including those due to unforeseen events, the Parties will meet in good faith and agree to a revised Engagement Fee.

APS’s total fees include any retainer, break fee, or success fee payable hereunder, if any (together, the “Fees”).

2.	Success Fee: APS does not seek a success fee in connection with this engagement.

3.

Expenses: In addition to the Fees, the Company will reimburse APS for all reasonable out-of-pocket expenses incurred in connection with this engagement, such as travel, lodging and meals, plus an administrative fee of 4% of the Fees to cover all other indirect administrative costs, including general administrative support, legal and IT support, as well as any technology costs associated with secure storage and handling of client data that are not otherwise specified in the Agreement.

4.	Break Fee: APS does not require a break fee in connection with this engagement.

5.

Retainer: Within five calendar days from the execution of the Agreement, the Company will pay APS a retainer of USD 500,000 to be applied against Fees and expenses. APS may suspend performance of the services if the Company fails to timely pay the retainer. APS has sole discretion to determine how the retainer will be applied to its invoices.

Any remaining balance after payment to APS’s final invoice will be promptly returned to the Company.

6.	Payment: APS will submit monthly invoices for Fees earned and expenses incurred. All invoices are due and payable upon receipt of relevant invoice.

Data Protection Schedule

Description of Transfer

AP Services, LLC

General Terms and Conditions